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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Data Race, Inc.

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated September 2, 1998 contains an explanatory paragraph that states that the Company has suffered recurring losses and incurred negative cash flows from operations, which conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                    /s/ KPMG LLP

                                    KPMG LLP


San Antonio, Texas
July 22, 1999